FIRST BANCSHARES, INC. ANNOUNCES THIRD QUARTER FISCAL 2009 RESULTS

Mountain Grove, Missouri (May 13, 2009) – First Bancshares, Inc. (“Company”) (NASDAQ - FstBksh : FBSI), the holding company for First Home Savings Bank (“Bank”), today announced earnings for the third quarter of its fiscal year ending June 30, 2009.

For the quarter ended March 31, 2009, the Company had a net loss of $243,000, or $0.16 per share – diluted, compared to a net loss of $32,000, or $0.02 per share – diluted for the comparable period in 2008.  The loss in the third quarter of fiscal 2009 compared to the loss for the third quarter of fiscal 2008 was primarily attributable to a decrease in net interest income of $299,000 and a $215,000 increase in the provision for loan losses between the quarters. These items were partially offset an increase of $14,000 in non-interest income, a decrease of $93,000 in non-interest expense between the periods, and by the income tax benefit recorded in the 2009 period compared to an income tax expense in the 2008 period.

Net interest income decreased by $299,000 during the quarter ended March 31, 2009 compared to the prior year. This was the result of a decrease of $747,000, or 20.2%, in interest income from $3.7 million in the third quarter of fiscal 2008 to $2.9 million in the comparable quarter of fiscal 2009, which was partially offset by a decrease of $448,000, or 24.7%, in interest expense from $1.8 million in the fiscal 2008 quarter to $1.4 million in the fiscal 2009 quarter. The decrease in interest income was the result of a decrease in the average yield on interest-earning assets from 6.63% in the 2008 period to 5.41% in the 2009 period, and by a decrease in the average balance of interest-earning assets of $5.2 million from $223.3 million in 2008 to $218.1 in 2009. The decrease in interest expense was the result of a decrease in the average cost on interest-bearing liabilities from 3.55% in the 2008 period to 2.69% in the 2009 period, and by a decrease of $1.3 million in the average balances of interest-bearing liabilities from $205.1 million in 2008 to $203.8 million in 2009. The changes in yields and costs are the result of the general decline in market interest rates that has accompanied the financial and general economic crisis that has evolved over the past twelve to eighteen months.

During the quarter ended March 31, 2009, the Company recorded a provision for loan losses of $643,000, compared to a provision for loan losses of $428,000 for the same quarter in 2008. This represents an increase of $215,000, or 50.3%, between the two periods. The increase in the provision between periods was due in part to a continuation of an in-depth review and analysis by the Bank’s management of the Bank’s loan portfolio that began in the second quarter of the fiscal year. The review was brought about by a continually worsening economy, a change in management and the departure of several loan officers. The $643,000 provision included $458,000 on six loans totaling $1.5 million made to five individuals or related parties. The largest provision was $196,000 on two loans totaling $263,000 to a retail dealer of boats, motors, fishing equipment and other water sport related items.  In the current economic climate, the business has not been able to generate sufficient cash flow to service its debts. In addition, there were provisions of $74,000 on a loan of $88,000 to a recycling company, $68,000 on a loan of $139,000 to a trucking company, $61,000 on a loan of $405,000 to an internet service provider, and $60,000 on a loan of $444,000 to a company involved in the building trades. In all cases, these businesses have been hampered by slow payment or non-payment from existing customers, reductions in business from existing customers and a lack of new business.

There was an increase of $14,000 in non-interest income during the quarter ended March 31, 2009 compared to the quarter ended March 31, 2008. This was the result of a gain on the sale of investments of $143,000 during the 2009 quarter. There was no gain or loss on the sale of investments during the 2008 quarter. There was also an increase of $32,000 in gain on the sale of loans between the quarters. There increases were partially offset by a decrease of $76,000 service charges and other fee income, a change in net gain on the sale of property and equipment and real estate owned from a loss of $7,000 during the 2008 quarter to a loss of $49,000 during the 2009 quarter, by a decrease of $33,000 in income from BOLI and a decrease of $8,000 in other income. The increase in profit on the sale of loans is due to an increase in volume of lending activity at our loan production office during the quarter ended March 31, 2009 compared to the quarter ended March 31, 2008.

Non-interest expense decreased by $93,000 during the quarter ended March 31, 2009 compared to the same quarter one year earlier.  There were decreases in compensation and benefits, in occupancy and equipment expense, professional fees and other expenses of $16,000, $24,000, $68,000 and $56,000, respectively. These decreases were partially offset by an increase of $71,000 in deposit insurance premiums. The increase in deposit insurance premiums was due to two factors. Rates on deposit insurance increased at the beginning of the calendar year, and the FDIC announced a special assessment for which the Bank has begun to accrue.

During the quarter ended March 31, 2009, an income tax benefit of $156,000 was recorded, compared to income tax expense of $38,000 for the quarter ended March 31, 2008. The difference in the provision between the two periods was primarily due to the difference in pre-tax income.

For the nine months ended March 31, 2009, the Company had a net loss of $3.0 million, or $1.94 per share – diluted, compared to net income of $280,000, or $0.18 per share – diluted for the comparable period in 2008.  The loss in the first nine months of fiscal 2009 compared to the net income in the first nine months of fiscal 2008 was primarily attributable to a $5.0 million provision for loan losses in the 2009 period compared to a provision of $428,000 in the 2008 period. In addition, there was a decrease in net interest income and an increase in non-interest expense between the periods. These items were partially offset by an increase in non-interest income between the periods and an income tax benefit in the 2009 period as opposed to an income tax provision in the 2008 period.

Net interest income decreased by $55,000 during the nine months ended March 31, 2009 compared to the prior year. This was the result of a decrease of $1.7 million, or 14.8%, in interest income from $11.2 million in the first nine months of fiscal 2008 to $9.6 million in the first nine months of fiscal 2009. This was partially offset by a decrease of $1.6 million, or 27.4%, in interest income from $5.9 million in the fiscal 2008 period to $4.3 million in the fiscal 2009 period.  The decrease in interest expense was the result of a decrease in the average cost on interest-bearing liabilities from 3.81% in the 2008 period to 2.79% in the 2009 period and by a decrease of $1.7 million in the average balances of interest-bearing liabilities from $204.7 million in 2008 to $202.9 million in 2009. The decrease in interest income was the result of a decrease in the average yield on interest-earning assets from 6.69% in the 2008 period to 5.74% in the 2009 period and by a decrease in the average balance of interest-earning assets of $1.7 million from $223.1 million in 2009 to $221.4 in 2009. The changes in yields and costs are the result of the general decline in market interest rates that has accompanied the financial and general economic crisis that has evolved over the past twelve to eighteen months.

The provision for loan losses for the nine months ended March 31, 2009 was $5.0 million compared to $581,000 for the nine months ended March 31, 2008. For further discussion concerning the increase in the provision for loan losses please see the discussion above concerning the provision for loan losses for the nine months ended March 31, 2009. The $5.0 million provision for the nine months ended March 31, 2009 resulted primarily from an in depth review and analysis of the Bank’s loan portfolio brought about by a continually worsening economy, a change in management and the departure of several loan officers. The review, which began in November 2008 and continue through the quarter ended March 31, 2009, focused primarily on commercial real estate loans, multi-family real estate loans, development loans and commercial business loans. As a result of this review, the Bank had provisions for loan losses during the quarters ended December 31, 2008 and March 31, 2009 of $4.2 million and $643,000, respectively. The $4.2 million provision for loan losses during the quarter ended December 31, 2008 included $3.2 million on 19 loans totaling $5.3 million made to six individuals or related parties. The $643,000 provision for loan losses during the quarter ended March 31, 2009 included $458,000 on six loans totaling $1.5 million made to five individuals or related parties.

There was a decrease of $20,000 in non-interest income during the nine months ended March 31, 2009 compared to the same period in the prior year. This was the result of a decreases in service charges and other fee income, gain on the sale of loans and income from BOLI of $51,000, $43,000and $15,000, respectively. In addition, there was a change in net gain on the sale of property and equipment and real estate owned from a gain of $5,000 during the 2008 period to a loss of $65,000 during the 2009 period. These decreases were partially offset by a gain on the sale of investments available-for-sale of $143,000 during the 2009 period and an increase of $16,000 in other non-interest income. The decrease in profit on the sale of loans is due to the reduced volume of lending activity during the nine months ended March 31, 2009 compared to the nine months ended March 31, 2008. The decrease in income on BOLI is the result of having cashed in approximately two-thirds of the BOLI during the third quarter of the fiscal year. The remaining BOLI will be cashed out no later than the end of the calendar year. The gain on the sale of investments available-for-sale was the result of portfolio restructuring during the third quarter.

Non-interest expense increased by $13,000 during the nine months ended March 31, 2009 compared to the same period one year earlier.  There were increases in compensation and benefits, occupancy and equipment expense and deposit insurance premiums of $40,000, $4,000 and $71,000, respectively. These increases were partially offset by decreases in professional fees and other non-interest expense of $99,000 and $7,000, respectively. The increase in compensation and benefits was the result of increases in directors’ fees and health insurance costs, as well as, normal increases in salary and payroll taxes. The increase in occupancy and equipment expense was due primarily to an ongoing effort to improve the appearance and functionality of the Company’s home office and branch offices. While most of the expenditures related to this effort have been capital expenditures, a lesser portion has fallen under the category of repairs and maintenance. The increase in deposit insurance premiums includes both a general increase in normal premiums and accruals for a special assessment payable at the end of the third calendar quarter of 2009.

During the nine months ended March 31, 2009, the Company recorded a tax benefit of $1.0 million, compared to a provision of $244,000 during the nine months ended March 31, 2008. The difference was due primarily to the difference in pre-tax income. However, the pre-tax loss of $4.0 million during the nine months ended March 31, 2009 was reduced on an after tax basis as a result of the decision to cash in the Bank’s BOLI, an offsetting tax provision of approximately $562,000 was required. This increase in the tax provision was required because income recorded on the BOLI had been non-taxable, so no tax provision had been previously recorded.

Total consolidated assets at March 31, 2009 were $243.3 million, compared to $249.2 million at June 30, 2008, representing a decrease of $5.9 million, or 2.4%.  Stockholders’ equity at March 31, 2009 was $24.8 million, or 10.2% of assets, compared with $27.1 million, or 10.9% of assets, at June 30, 2008.  Book value per common share decreased to $16.01 at March 31, 2009 from $17.47 at June 30, 2008. The decrease in equity was primarily attributable to the net loss of $3.0 million for the nine month period and the payment of a cash dividend on common stock totaling $155,000. These decreases were partially offset by an increase of $809,000, net of taxes, in the market value of available-for-sale securities during the nine months ended March 31, 2009.

Net loans receivable decreased $26.7 million, or 16.0%, to $140.3 million at March 31, 2009 from $167.0 million at June 30, 2008. The decrease in net loans receivable was due to a general decrease in the demand for loans resulting from more challenging economic conditions both nationally and in the Bank’s primary market area. The increase in the allowance for loan losses also contributed to the decrease in net loans receivable. Customer deposits decreased $12.5 million, or 6.4%, to $182.1 million at March 31, 2009 from $194.6 million at June 30, 2008. The decrease in deposits is due to declining interest rates which has resulted in a greater amount of rate shopping by both businesses and consumers, reduced cash flows for consumers due to increasing unemployment, and reduced cash flows to businesses due to both increasing unemployment and fear on the part of consumers who are still employed.

Non-performing assets increased during the first nine months of fiscal 2009 by $4.2 million to $8.1 million at March 31, 2009 from $3.9 million at June 30, 2008. There were increases of $3.4 million in non-accrual loans and $1.0 million in real estate owned and other repossessed assets. These increases were partially offset by a decrease of, $282,000 in loans delinquent 90 days or more and still accruing.

The Bank continues to operate under a Memorandum of Understanding (“MOU”) with the Office of Thrift Supervision (the “OTS”). All items required by the MOU have been completed, and the Bank has prepared and filed reports with the OTS comparing actual operating results and financial position to the budgeted operating results and financial condition included in the business plan it submitted to the OTS each month since October 2007.

As of March 31, 2009 the Bank continues to meet all applicable regulatory capital requirements and the Bank remains “well capitalized” under applicable regulations.

First Bancshares, Inc. is the holding company for First Home Savings Bank, a FDIC-insured savings bank chartered by the State of Missouri that conducts business from its home office in Mountain Grove, Missouri, ten full service offices in Marshfield, Ava, Gainesville, Sparta, Springfield, Theodosia, Crane, Galena, Kissee Mills and Rockaway Beach, Missouri, and a loan origination office in Springfield, Missouri.

The Company and its wholly-owned subsidiaries, First Home Savings Bank and SCMG, Inc. may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services; credit quality and adequacy of reserves; results of examinations by our bank regulators, technology, and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes; acquisitions; changes in consumer spending and savings habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks of the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s periodic filing with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact: Thomas Sutherland, CEO - (417) 926-5151

Financial Highlights
(In thousands, except per share amounts)

	Quarter		Nine Months
	Ended March 31,		Ended March 31,
	2009	2008	2009	2008
Operating Data:

Total interest income	$2,942	$3,690	$9,575	$11,242

Total interest expense	1,367	1,815	4,271	5,883

Net interest income	1,575	1,875	5,304	5,359

Provision for loan losses	643	428	5,023	581
Net interest income after provision

For loan losses	932	1,447	281	4,778

Non-interest income	723	708	2,154	2,174

Non-interest expense	2,054	2,148	6,440	6,427

Income (loss) before income tax	(399)	7	(4,005)	525

Income tax expense (benefit)	(156)	39	(1,002)	244

Net income	$(243)	$(32)	$(3,003)	$281

Net income per share-basic	$(0.16)	$(0.02)	$(1.94)	$0.18

Net income per share-diluted	$(0.16)	$(0.02)	$(1.94)	$0.18

	At	At
	March 31,	June 30,
Financial Condition Data:	2009	2008

Total assets	$243,325	$249,232

Loans receivable, net	140,337	167,035

Non-performing assets	8,072	3,879
Cash and cash equivalents, including

interest-bearing deposits	32,271	17,010

Investment securities	53,073	45,572

Customer deposits	182,123	194,593

Borrowed funds	34,918	26,648

Stockholders' equity	24,825	27,100
Book value per share	$16.01	$17.47